Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Board of Directors and Shareholders

STERIS Corporation

We are aware of the incorporation by reference in the following Registration Statements and related Prospectuses of our report dated November 7, 2008 relating to the unaudited consolidated interim financial statements of STERIS Corporation and subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2008:

Registration Number	Description
333-137167	Form S-8 Registration Statement – STERIS Corporation Deferred Compensation Plan

333-136239	Form S-8 Registration Statement – STERIS Corporation 2006 Long-Term Equity Incentive Plan

333-65155	Form S-8 Registration Statement – STERIS Corporation 1998 Long-Term Incentive Compensation Plan

333-32005	Form S-8 Registration Statement – STERIS Corporation 1997 Stock Option Plan

333-06529	Form S-3 Registration Statement – STERIS Corporation

333-01610	Post-effective Amendment to Form S-4 on Form S-8 Registration Statement — STERIS Corporation

33-91444	Form S-8 Registration Statement – STERIS Corporation 1994 Equity Compensation Plan

33-91442	Form S-8 Registration Statement – STERIS Corporation 1994 Nonemployee Directors Equity Compensation Plan

33-55976	Form S-8 Registration Statement – STERIS Corporation 401(k) Plan

333-09733	Form S-8 Registration Statement – STERIS Corporation 401(k) Plan

333-101308	Form S-8 Registration Statement – STERIS Corporation 2002 Stock Option Plan

333-91302	Form S-8 Registration Statement – Nonqualified Stock Option Agreement between STERIS Corporation and Mark D. McGinley

/s/     ERNST & YOUNG LLP

Cleveland, Ohio

November 7, 2008